Exhibit 99.2

OPNET ANNOUNCES ADDITIONAL STOCK REPURCHASE

AUTHORIZATION

BETHESDA, MD – February 4, 2008 — OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for managing networks and applications, announced today that its Board of Directors approved an increase of 1.0 million shares under the Company’s stock repurchase program. The increase is in addition to the repurchase of up to 1.0 million shares authorized by the Board of Directors in January 2005.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “The authorization to repurchase up to an additional 1.0 million shares reflects our ongoing commitment to improve the investment value of the company’s stock while at the same time growing our business and profitability. We intend to use cash from our strong balance sheet to fund repurchases”

The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

The repurchase program will be funded using the company’s working capital. As of December 31, 2007 the company had cash, cash equivalents and marketable securities of approximately $81.6 million.

OPNET had approximately 20.4 million shares of common stock outstanding as of December 31, 2007.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (“OPNET”) is a leading provider of solutions for managing networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about OPNET’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. These risks and uncertainties include, among others, the market price of OPNET’s stock prevailing from time to time, the nature of other investment opportunities presented to OPNET from time to time, OPNET’s cash flows from operations, general economic conditions, and other factors. For a discussion of general risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-Q, filed with the Securities & Exchange Commission. These risks include, among others, the evolving nature of our market, fluctuations in customer demand, the length and variability of our sales cycle, and risks regarding our ability to successfully expand our sales force.

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Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact: Margarita Castillo OPNET Technologies, Inc. (240) 497-3000 Media@opnet.com www.opnet.com	OPNET Investor Relations: Mel Wesley OPNET Technologies (240) 497-3000 ir@opnet.com www.opnet.com